                                   EXHIBIT 12
                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                                               SEPTEMBER     SEPTEMBER     DECEMBER    DECEMBER    DECEMBER    DECEMBER   DECEMBER
(DOLLARS IN THOUSANDS)                           2001          2000          2000        1999        1998       1997        1996
                                               ---------     ---------     --------    --------    --------    --------   --------
  EARNINGS:
     PRE-TAX INCOME                              52,381        91,204       116,615     116,114     110,481    (48,470)     88,207
     ADD:  FIXED  CHARGES                        26,574        18,717        31,573      22,206      18,761     15,293      15,868
     LESS:  INTEREST  CAPITALIZATION               (613)         (340)         (541)     (1,312)       (637)      (482)       (555)
                                                -------      --------      --------    --------    --------    -------    --------

                           TOTAL EARNINGS        78,342       109,581       147,647     137,008     128,605    (33,659)    103,520
                                                =======      ========      ========    ========    ========    =======    ========


  FIXED  CHARGES:
     INTEREST  EXPENSE                           24,016        17,885        24,925      18,343      15,284     12,163      13,031
     PREFERRED STOCK DIVIDENDS                    2,333         2,626         3,460       3,460       4,038      4,229       4,409
     INTEREST  CAPITALIZATION                       613           340           541       1,312         637        482         555
     INTEREST  PORTION  OF RENTAL EXPENSE         1,945         1,897         2,647       2,551       2,840      2,648       2,282
                                                -------      --------      --------    --------    --------    -------    --------

                        TOTAL FIXED CHARGES      28,906        22,749        31,573      25,666      22,799     19,522      20,277
                                                =======      ========      ========    ========    ========    =======    ========


                           TOTAL EARNINGS        80,674       112,207       147,647     140,468     132,643    (29,430)    107,928


  DIVIDED  BY:
                        TOTAL FIXED CHARGES      28,906        22,749        31,573      25,666      22,799     19,522      20,277
                                                -------      --------      --------    --------    --------    -------    --------



                               RATIO               2.79          4.93          4.68        5.47        5.82         --        5.32

RATIO EXCLUDING PREFERRED STOCK DIVIDENDS          2.95          5.45          5.13        6.17        6.85         --        6.52
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